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                                  Exhibit 99.2



NEWS RELEASE


                                      CorVel Corporation
                                      1920 Main St., Suite 1090
DATE:  February 11, 1997              Irvine, CA 92614
                                      http://www.corvel.com
                                      CONTACT:          GORDON CLEMONS
                                                        (714) 851-1473


FOR IMMEDIATE RELEASE

CORVEL CORPORATION ANNOUNCES THE ADOPTION OF A SHAREHOLDER RIGHTS
PLAN

Irvine, CA . . . February 11, 1997, CorVel corporation (CRVL - NASDAQ National Market), announced today that its Board of Directors has approved the adoption of a Shareholder Rights Plan. The Rights Plan, which is similar to rights plans adopted by numerous other public companies, provides for a dividend distribution to CorVel Corporation stockholders of one preferred stock purchase "Right" for each outstanding share of CorVel's common stock. The Rights are designed to assure that all stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to encourage a potential acquirer to negotiate with the Board of Directors prior to attempting a takeover. The Rights have an exercise price of $125.00 per Right, subject to subsequent adjustment. Initially, the Rights will trade with the Company's common stock, and will not be exercisable until the occurrence of certain takeover-related events.

         Generally, the Rights Plan provides that if a person or group acquires 15% or more of the Company's common stock without the approval of the Board, subject to certain exceptions, the holders of the Rights, other than the acquiring person or group, would, under certain


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circumstances, have the right to purchase additional shares of the Company's common stock having a market value equal to two times the then-current exercise price of the Right. In addition, if the Company is thereafter merged into another entity, or if 50% or more of the Company's consolidated assets or earning power are sold, then the Right will entitle its holder, to buy common shares of the acquiring entity having a market value equal to two times the then-current exercise price of the Right. The Company's Board of Directors may exchange or redeem the rights under certain circumstances.

         The rights will be distributed to holders of the Company's common stock of record on February 28, 1997, as a dividend, and will expire, unless earlier redeemed or exchanged, on February 10, 2007. Further details relating to the Rights Plan will be provided to the Company's stockholders in a forthcoming letter.

         "The Shareholder Rights Plan will not prevent a purchase of the Company on terms that are fair and in the best interest of all stockholders, and is not intended to prevent such an event," said Mr. Clemons, Chairman, President and Chief Executive Officer of CorVel. "We believe that the Rights Plan will assure our stockholders that the Company's Board of Directors will have an adequate opportunity to consider and evaluate all unsolicited proposals for the Company, including coercive or hostile offers or attempted squeeze-outs, that might undervalue the Company.

         CorVel Corporation is an independent nationwide provider of managed care services for accident & health, workers compensation and automobile patients. CorVel offers networks of preferred providers, utilization management, case management and medical review services


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integrated to assist injured or ill patients through their episodes of care. The company has 1,900 employees and a national branch network of 510 offices, including 65 data processing centers, in 48 states.

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